Exhibit 107

CALCULATION OF FILING FEE TABLES

Schedule 14A

(Form Type)

Atlas Technical Consultants, Inc.

(Exact Name of Registrant as Specified in its Charter)

Table 1: Transaction Valuation

	Proposed Maximum Aggregate Value of Transaction		Fee rate	Amount of Filing Fee
Fees to be Paid	$480,585,826	(1)(2)	.00011020	$52,960.56	(1)(2)
Fees Previously Paid	$0			$0
Total Transaction Valuation	$480,585,826
Total Fees Due for Filing				$52,960.56
Total Fees Previously Paid				$0
Total Fee Offsets				$0
Net Fee Due				$52,960.56

(1)	Aggregate number of securities to which transaction applies:

39,231,496 shares of Class A Common Stock (the “Class A Common Stock”), par value $0.0001 per share, of Atlas Technical Consultants, Inc. (the “Company”) including all shares of Class A Common Stock issuable upon the exchange of Atlas TC Holdings, LLC’s common units (the “ATCH Units”) and the surrender of the Company’s Class B common stock, par value $0.0001 per share (the “Class B Common Stock,” and, together with the Class A Common Stock, the “Company Common Stock”), issued and outstanding immediately prior to the effective time of the Agreement and Plan of Merger (the “Merger Agreement”), dated as of January 30, 2023, by and among the Company, GI Apple Midco LLC and GI Apple Merger Sub LLC. Upon the terms and subject to the conditions set forth in the Merger Agreement, immediately prior to Closing (as defined in the Merger Agreement), Class A Common Stock will be issued in exchange for the redemption of ATCH Units and the surrender of related Class B Common Stock, in each case issued and outstanding immediately prior to the Effective Time (as defined in the Merger Agreement).

(2)	Estimated solely for the purposes of calculating the filing fee, the proposed maximum aggregate value of the transaction was calculated based on the product of (i) 39,231,496 shares of Class A Common Stock and (ii) $12.25 (the merger consideration paid per share of Class A Common Stock). In accordance with Section 14(g) of the Securities Exchange Act of 1934, as amended, the filing fee was determined by multiplying 0.00011020 by the proposed maximum aggregate value of the transaction in the preceding sentence.